Filed pursuant to Rule 433

Free Writing Prospectus

July 23, 2024

Registration No. 333-277008

Post on FTDA X Account:

We now have two crypto based single asset ETFs that can combined capture over ~70% of the market beta to this emerging asset class ($EZBC + $EZET)

EZBC Fund Info Here: https://bit.ly/3RPgjAt  EZET Fund Info Here: https://bit.ly/3WeOtPA

Thread to this post:

The Fund has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC, when available, for more complete information about the Fund and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting franklintempleton.com.